EXHIBIT 99.05
Scripps reports third-quarter results

For immediate release — November 5, 2009	(NYSE: SSP)
CINCINNATI — The E.W. Scripps Company reported a net loss from continuing operations of $3.5 million, or 7 cents per share, in the third quarter of 2009, compared with a net loss from continuing operations of $3.1 million, or 6 cents per share, in the 2008 quarter. In an environment of declining revenues, disciplined expense management enabled the company to generate positive segment profit in all three of its operating divisions during the quarter.
Also during the quarter, the company strengthened its financial condition by reducing long-term debt to a level that is below the value of its cash and short-term investments.
Consolidated revenues were $186 million, a 19 percent decrease from $230 million in the third quarter of 2008.
“We’re determined to position Scripps for continued success in the rapidly evolving news industry. In the third quarter we made significant progress,” said Rich Boehne, president and chief executive officer of The E.W. Scripps Company.
“During the third quarter, we significantly reduced our bank debt, giving us the flexibility we need to pursue strategies for expanding audiences and revenue streams across multiple platforms despite the difficult economic environment.
“In the TV station markets, we’re seeing some modest improvement in the flow of advertising dollars but we intend to continue funding much of our investments in content and new business categories through the shifting of internal resources. At the newspapers, where ad revenues continue to be very weak, we’re deep into a restructuring of operations that will both reduce expenses and bring a sharper focus to content and advertising sales.
“As we head into the last quarter of this very difficult year, we believe the advertising and expense trends we experienced in the third quarter will continue. Newspaper ad revenue declines are moderating slightly, and local and national TV revenues have shown gradual sequential improvement. Comparisons for the TV station group are difficult given the $26 million in political ad revenues we generated during the fourth quarter of 2008.”
The operations that formerly comprised the company’s Scripps Networks and interactive media divisions, which were spun off into Scripps Networks Interactive on July 1, 2008, are reported in previous periods as discontinued operations, as is the joint operating agreement (JOA) that included the Rocky Mountain News, the company’s newspaper in Denver that was closed in February 2009.

As part of the wind-down of the JOA in Denver, Scripps also transferred to its partner the company’s 50-percent partnership interest in Prairie Mountain Publishing (PMP). The results for PMP are reflected in the attached financial tables under “Equity in earnings of JOAs and other joint ventures.”
Third-quarter results by segment are as follows:
Television
Revenue from the company’s television stations was $59.8 million in the third quarter, a decrease of 22 percent from the third quarter of 2008, which benefitted from Olympic advertising and heavy political spending.
Advertising revenue broken down by category was:
•	Local, down 15 percent to $36.0 million

•	National, down 18 percent to $16.1 million

•	Political was $1.7 million, compared with $10.3 million in the 2008 quarter

•	Other revenue, which includes retransmission fees for carriage of the stations on cable and satellite systems, up 44 percent to $4.2 million
The decrease in revenue from local and national advertisers was largely attributable to reduced spending by automotive, financial services and retail advertisers, but the year-over-year declines in local and national advertising showed sequential improvement compared with the second quarter, when local was down 26 percent and national was down 29 percent.
As is common for this stage of the election cycle, political spending in the third quarter of 2009 was down significantly compared with the year-ago period that included political advertising in advance of the November elections at the local, state and national levels.
Segment expenses for the station group decreased 5.4 percent to $56.7 million, compared with $60.0 million a year ago. Programming costs were 11 percent higher due to contractual increases for syndicated programming in several key markets, but they were more than offset by reduced employee costs and expense savings in production and distribution.
The television division reported segment profit of $3.1 million in the third quarter, compared with $17.0 million in segment profit in the year-ago quarter.
Newspapers
Year-over-year revenue from Scripps newspapers fell 20 percent to $104 million. Advertising revenue was down 27 percent to $73.3 million. Both figures reflect improvement of approximately 2 percentage points compared with the declines from the second quarter of 2008 to the second quarter of 2009.

Advertising revenue broken down by category was:
•	Local, down 27 percent to $21.5 million

•	Classified, down 36 percent to $22.3 million

•	National, down 17 percent to $4.9 million

•	Preprint and other, down 21 percent to $17.3 million

•	Online, down 20 percent to $7.3 million
The decline in online advertising revenue is attributable to the weakness in print classified advertising, to which roughly half of the online advertising is tied. Revenue from online-only ad sales rose 38 percent to $3.9 million.
Circulation revenue rose 2.8 percent to $27.3 million.
Year-over-year employee costs declined 15 percent in the quarter due to this year’s decision to adjust compensation programs. Excluding the favorable impact of a $3.0 million adjustment for self-insured health care and disability claims in the third quarter of 2008 that did not repeat this year, the year-over-year decrease in employee costs for the newspaper division in the third quarter of 2009 would have been 19 percent. Newsprint and ink expense in the third quarter declined 51 percent due to a 30 percent decrease in volume and a 33 percent decrease in the average price per ton.
Segment expenses for Scripps newspapers were down 20 percent from the prior-year period to $93.5 million.
Segment profit in the newspaper division was $10.9 million, compared with $14.0 million in the third quarter of 2008.
Licensing and other media
Third-quarter revenues from our licensing and syndication businesses were flat at $22.2 million. Costs and expenses, including royalty payments, declined 7.6 percent to $19.1 million, resulting in segment profit of $3.2 million, compared with $1.5 million in the prior-year period.
Financial flexibility
During the quarter, the company used Federal tax refunds totaling $28.4 million and cash on hand to reduce borrowings under its recently amended revolving credit facility. Long-term debt at the end of the third quarter was $29.5 million, while cash, cash equivalents and short-term investments totaled $31.7 million. At the end of the second quarter, long-term debt was $73.1 million, and cash, cash equivalents and short-term investments totaled $41.9 million.
Year-to-date results
Revenues from continuing operations through the first nine months of the year were $585 million, compared with $737 million in the year-ago period.

The company reported a net loss from continuing operations in the first three quarters of 2009 of $206 million, or $3.83 per share, including a charge for the impairment of goodwill in the company’s television segment, restructuring charges and charges related to the separation of the company’s cable networks and comparison shopping services into a separate, publicly traded company. The net loss from continuing operations in the first three quarters of 2008 was $548 million, or $10.10 per share, including separation charges and a charge for the impairment of goodwill and equity investments.
The year-to-date 2009 results reflect two non-recurring items from the first quarter, net of taxes: 1) an impairment charge of $192 million to write down the carrying value of goodwill and other intangible assets at the Scripps television stations, and 2) a non-cash curtailment charge of $1.9 million related to the company’s decision to freeze its pension plan on June 30, 2009.
Conference call
The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 9 a.m. EST today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-398-9386 (U.S.) or 1-612-332-0345 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (“third quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. EST Nov. 5 until 11:59 p.m. EST Nov. 12. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 116973.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2008 SEC Form 10K. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company is a diverse, 130-year-old media enterprise with interests in television stations, newspapers, local news and information Web sites, and licensing and syndication. The company’s portfolio of locally focused media properties includes: 10 TV stations (six ABC affiliates, three NBC affiliates and one independent); daily and community newspapers in 13 markets and the Washington, D.C.-based Scripps Media Center, home of the Scripps Howard News Service; and United Media, the licensor and syndicator of Peanuts, Dilbert and approximately 150 other features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands, except per share data)	2009	2008	Change	2009	2008	Change

Operating revenues	$186,401	$230,245	(19.0)%	$584,927	$736,768	(20.6)%

Costs and expenses, excluding separation costs	(177,358)	(203,971)	(13.0)%	(564,034)	(658,829)	(14.4)%

Separation and restructuring costs	(1,221)	(22,020)	(94.5)%	(4,155)	(31,629)	(86.9)%

Depreciation and amortization	(10,907)	(11,947)	(8.7)%	(33,415)	(34,517)	(3.2)%
Impairment of goodwill and indefinite-lived assets	—	—		(216,413)	(778,900)
Gains (losses) on disposal of property, plant and equipment	130	(17)		(227)	2,244

Operating loss	(2,955)	(7,710)		(233,317)	(764,863)
Interest expense	(1,149)	—		(1,558)	(10,547)
Equity in earnings of JOAs and other joint ventures	586	649		798	3,399
Write-down of investment in newspaper partnership	—	—		—	(10,000)
Losses on repurchases of debt	—	—		—	(26,380)
Miscellaneous, net	270	(508)		(988)	7,136

Loss from continuing operations before income taxes	(3,248)	(7,569)		(235,065)	(801,255)
Benefit (provision) for income taxes	(293)	4,514		28,886	253,457

Loss from continuing operations, net of tax	(3,541)	(3,055)		(206,179)	(547,798)
Income (loss) from discontinued operations, net of tax	280	(13,677)		(15,676)	130,627

Net loss	(3,261)	(16,732)		(221,855)	(417,171)
Net income (loss) attributable to noncontrolling interests	—	67		(147)	46,801

Net loss attributable to the shareholders of The E.W. Scripps Company	$(3,261)	$(16,799)		$(221,708)	$(463,972)

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Loss from continuing operations	$(0.07)	$(0.06)		$(3.83)	$(10.10)
Income (loss) from discontinued operations	0.01	(0.25)		(0.29)	1.55

Net loss per basic share of common stock	$(0.06)	$(0.31)		$(4.13)	$(8.55)

Weighted average basic shares outstanding	53,986	54,182		53,734	54,254

Net income (loss) per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. OTHER CHARGES AND CREDITS
Loss from continuing operations before income tax was affected by the following:
2009 — Separation and restructuring costs include the costs to restructure our operations and to install separate information systems as well as other costs related to affect the spin-off of SNI. These costs increased loss from continuing operations before taxes by $1.2 million in the third quarter and $4.2 million year-to-date.
In the first quarter we recorded a $215 million, non-cash charge to reduce the carrying value of our goodwill for our Television division.
We also recorded a $1 million non-cash charge to reduce the carrying value of the FCC license for our Lawrence, Kansas, television station.
2008 — In the second quarter we recorded a $779 million, non-cash charge to reduce the carrying value of goodwill. We also recorded a non-cash charge of $10 million to reduce the carrying value of our investment in the Colorado newspaper partnership to our share of the estimated fair value of its net assets.
In the second quarter of 2008, we redeemed the remaining balances of our outstanding notes and recorded a $26.4 million loss on the extinguishment of debt.
Transaction costs and other activities related to the spin-off of SNI increased our costs and expenses by $22 million and $31.6 million, respectively for the three-and-nine-month periods ended September 30, 2008.
Investment results, reported in the caption “Miscellaneous, net” in our Condensed Consolidated Statements of Operations, include realized gains of $7.5 million from the sale of certain investments in the nine-month period ended September 30, 2008.
2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
Television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
Licensing and other media primarily include licensing of worldwide copyrights relating to “Peanuts,” “Dilbert” and other properties for use on numerous products, including plush toys, greeting cards and apparel, for promotional purposes and for exhibit on television and other media syndication of news features and comics and other features for the newspaper industry.
The accounting policies of each of our business segments are those described in Note 1 in our Annual Report on Form 10-K for the year ended December 31, 2008.
We allocate a portion of certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2009	2008	Change	2009	2008	Change

Segment operating revenues:
Newspapers	$104,397	$131,103	(20.4)%	$338,031	$431,135	(21.6)%
JOA and newspaper partnerships	—	25		—	74
Television	59,782	76,919	(22.3)%	181,286	233,458	(22.3)%
Licensing and other	22,222	22,185	0.2%	65,610	71,645	(8.4)%
Corporate and shared services	—	13		—	456

Total operating revenues	$186,401	$230,245	(19.0)%	$584,927	$736,768	(20.6)%

Segment profit (loss):
Newspapers	$10,875	$14,001	(22.3)%	$29,252	$58,625	(50.1)%
JOA and newspaper partnerships	—	268		(211)	(813)	(74.0)%
Television	3,057	16,966	(82.0)%	5,493	49,441	(88.9)%
Licensing and other	3,150	1,547		8,173	6,088	34.2%
Corporate and shared services	(8,040)	(6,458)	24.5%	(22,027)	(35,456)	(37.9)%

Depreciation and amortization	(10,907)	(11,947)		(33,415)	(34,517)
Impairment of goodwill and indefinite-lived assets	—	—		(216,413)	(778,900)
Equity earnings in newspaper partnership	587	599		1,011	3,453
Gains (losses) on disposal of property, plant and equipment	130	(17)		(227)	2,244
Interest expense	(1,149)	—		(1,558)	(10,547)
Separation and restructuring costs	(1,221)	(22,020)		(4,155)	(31,629)
Write-down of investment in newspaper partnership	—	—		—	(10,000)
Losses on repurchases of debt	—	—		—	(26,380)
Miscellaneous, net	270	(508)		(988)	7,136

Loss from continuing operations before income taxes	$(3,248)	$(7,569)		$(235,065)	$(801,255)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2009	2008	2009	2008

Depreciation:
Newspapers	$5,715	$5,517	$17,026	$16,327
JOA and newspaper partnerships	—	305	—	916
Television	4,305	4,788	13,399	13,925
Licensing and other	312	242	949	478
Corporate and shared services	193	285	556	460

Total depreciation	$10,525	$11,137	$31,930	$32,106

Amortization of intangibles:
Newspapers	$297	$525	$1,234	$1,563
Television	85	285	251	848

Total amortization of intangibles	$382	$810	$1,485	$2,411

Additions to property, plant and equipment:
Newspapers	$11,804	$14,474	$34,069	$39,895
JOA and newspaper partnerships	17	1	17	31
Television	3,677	5,654	5,156	16,675
Licensing and other	30	270	327	1,538
Corporate and shared services	43	3,421	138	3,583

Total additions to property, plant and equipment	$15,571	$23,820	$39,707	$61,722

The following is segment operating revenue for newspapers:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2009	2008	Change	2009	2008	Change

Segment operating revenues:
Local	$21,490	$29,230	(26.5)%	$71,656	$97,228	(26.3)%
Classified	22,312	34,644	(35.6)%	73,096	117,078	(37.6)%
National	4,937	5,975	(17.4)%	15,953	20,744	(23.1)%
Online	7,278	9,058	(19.7)%	21,928	28,800	(23.9)%
Preprint and other	17,263	21,739	(20.6)%	55,810	68,851	(18.9)%

Newspaper advertising	73,280	100,646	(27.2)%	238,443	332,701	(28.3)%
Circulation	27,309	26,576	2.8%	86,511	85,079	1.7%
Other	3,808	3,881	(1.9)%	13,077	13,355	(2.1)%

Total operating revenues	$104,397	$131,103	(20.4)%	$338,031	$431,135	(21.6)%

The following is segment operating revenue for television:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2009	2008	Change	2009	2008	Change

Segment operating revenues:
Local	$35,955	$42,350	(15.1)%	$108,925	$138,519	(21.4)%
National	16,064	19,539	(17.8)%	51,328	65,493	(21.6)%
Political	1,651	10,293	(84.0)%	2,161	14,968	(85.6)%
Network compensation	1,927	1,854	3.9%	5,926	5,870	1.0%
Other	4,185	2,883	45.2%	12,946	8,608	50.4%

Total operating revenues	$59,782	$76,919	(22.3)%	$181,286	$233,458	(22.3)%

3. CONSOLIDATED BALANCE SHEETS
The following are our Condensed Consolidated Balance Sheets:

	As of	As of
	September 30,	December 31,
(in thousands)	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$10,408	$5,376
Short-term investments	21,254	21,130
Other current assets	214,630	259,030

Total current assets	246,292	285,536

Investments	10,812	12,720
Property, plant and equipment	432,107	426,671
Goodwill	—	215,432
Other intangible assets	23,980	26,464
Deferred income taxes	63,075	80,600
Other long-term assets	14,367	9,281
Assets of discontinued operations — noncurrent	—	32,272

TOTAL ASSETS	$790,633	$1,088,976

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$25,814	$55,889
Customer deposits and unearned revenue	32,014	38,817
Accrued expenses and other current liabilities	77,205	90,653
Liabilities of discontinued operations — current	—	2,225

Total current liabilities	135,033	187,584

Long-term debt	29,455	61,166
Other liabilities (less current portion)	190,855	245,259
Total equity	435,290	594,967

TOTAL LIABILITIES AND EQUITY	$790,633	$1,088,976